Exhibit 5.1

November 30, 2010

General Growth Properties, Inc.

110 North Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 50,483,182 shares (the “Securities”) of Common Stock, par value $0.01 per share, of General Growth Properties, Inc., a Delaware corporation (the “Company”), I, as Senior Vice President and General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I am of the opinion that the Securities have been duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ RONALD L. GERN

Ronald L. Gern
Senior Vice President and General Counsel
of General Growth Properties, Inc.